Exhibit 5.1

BAUMAN & ASSOCIATES LAW FIRM

FREDERICK C. BAUMAN

Attorney-at-Law

Nevada Bar No. 8370

6440 Sky Pointe Dr., Ste 140-149

Las Vegas, NV 89131 U.S.A.

www.lawbauman.com

(702) 533-8372

(800) 991-8697

fred@lawbauman.com

April 4, 2017

Board of Directors

APT Systems, Inc.

505 Montgomery Street, 11th Floor

San Francisco, CA 94111

Re:

APT Systems, Inc – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to APT Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 7,894,736 shares of the Company's common stock, $0.0001 par value (the "Shares").

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

BAUMAN & ASSOCIATES LAW FIRM

By /s/ Frederick C. Bauman

Frederick C. Bauman